Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Shareholders
  of PartnerRe Ltd.

We consent to the incorporation by reference in the Registration Statements Nos. 33-78774, 333-4646 and 333-11998 on Form S-8, and in the Registration Statements Nos. 333-72246 and 333-75196 of Partner Re Ltd. on Form S-3, and in Amendment No. 2 to Registration Statement No. 333-101486 on Form S-3 of our reports dated February 10, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company’s change in method of accounting for goodwill and indefinite-lived intangible assets and derivative instruments and hedging activities), appearing in this Annual Report on Form 10-K of PartnerRe Ltd. for the year ended December 31, 2002.

DELOITTE & TOUCHE

Hamilton, Bermuda
February 10, 2003